Exhibit 3

TELE NORTE LESTE PARTICIPAÇÕES S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.558.134/0001-58 Board of Trade (NIRE) No. 33300262539 Publicly-Held Company	TELEMAR NORTE LESTE S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 33.000.118/0001-79 Board of Trade (NIRE) No. 33300152580 Publicly-Held Company

COARI PARTICIPAÇÕES S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 04.030.087/0001-09 Board of Trade (NIRE) No. 35.3.0018062-3 Publicly-Held Company	BRASIL TELECOM S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 53.3.0000622-9 Publicly-Held Company

TELE NORTE CELULAR PARTICIPAÇÕES S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.558.154/0001-29

Board of Trade (NIRE) No. 3130002551-9

Publicly-Held Company

NOTICE TO THE MARKET

Tele Norte Leste Participações S.A, Telemar Norte Leste S.A., Coari Participações S.A, Brasil Telecom S.A and Tele Norte Celular Participações S.A. inform the public that they became aware of the Notice to the Market divulged by their controlling shareholder, Telemar Participações S.A, reproduced below:

“TELEMAR PARTICIPAÇÕES S.A.

Publicly-Held Company

Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.107.946/0001-87

Board of Trade (NIRE) No. 33300116601-7

NOTICE TO THE MARKET

Telemar Participações S.A., pursuant to Article 12, § 6 of CVM Instruction No. 358, and complementing a Relevant Fact dated June 21, 2010, inform the public that on this date it received a correspondence from its shareholder, Fundação Petrobrás de Seguridade Social – PETROS, as follows:

“1. Pursuant to the provisions of Article 12 of CVM Instruction No. 358 of January 3, 2002, (as amended by CVM Instructions No. 369/2002 and No. 449/2007), relating to the dissemination of information about the purchase and sale of relevant share interests, we disclose that on November 18, 2010, Petros concluded its acquisition of 198,696,395 common shares of TELEMAR PARTICIPAÇÕES S.A.. As such, the percentage held by FUNCEF surpassed 5% of the Company’s share capital.

2. The following table shows the number of shares held by FUNCEF after the above mentioned acquisition:

TELEMAR PARTICIPAÇÕES
Participation of Petros	Pre-Auction	Shares Acquired in the Share Auction	Post-Auction
Number of Shares	74,992,542	198,696,395	273,688,937

3. Fundação Petrobras de Seguridade Social – Petros is a private supplementary pension entity, with headquarters at Rua do Ouvidor, 98, Centro, Rio de Janeiro, RJ, CEP 20040-030 and is registered with the Corporate Taxypayers’ Registry (CNPJ/MF) under No. 34.053.942/0001-50.

4. The purpose of the acqusition is a long-term investment in TELEMAR to obtain financial gains from its expected growth, without view to alter the control or administratinve structure of the Company, being that Petros is already part of the Company’s controlling block and is a party to the Shareholders’ Agreement that is duly filed at Company headquarters.

5. It is worth noting that Petros does not hold a subscription bonus or rights to subscribe shares or share purchase options, and it does not hold debentures convertible into shares of TELEMAR.

6. For further information or to send comments, please call us at +55 21 2506-0587 or +55 21 2506-0588 or contact Luís Carlos Fernandes Afonso at lcafonso@petros.com.br .”

Rio de Janeiro, November 22, 2010.

Pedro Jereissati

Investor Relations Director”

Rio de Janeiro, November 23, 2010.

Alex Waldemar Zornig

Investor Relations Director